Exhibit 99.2

Invitae Announces Exercise in Full of Underwriters’ Option to Purchase Additional Shares of Common Stock

and Closing of Underwritten Public Offering

SAN FRANCISCO, April 6, 2020 — Invitae Corporation (NYSE: NVTA) today announced the closing of its underwritten public offering of 20,444,444 shares of its common stock, including 2,666,666 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares, at the public offering price of $9.00 per share. As a result of the underwriters’ option exercise, the aggregate gross proceeds to Invitae from the offering, before deducting underwriting discounts and commissions and other offering expenses, was approximately $184.0 million.

J.P. Morgan Securities LLC and Cowen and Company, LLC acted as the book-running managers for the offering.

An automatic shelf registration statement relating to the shares was filed with the Securities and Exchange Commission and became effective on March 4, 2019. A copy of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; or from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Invitae Corporation

Invitae Corporation (NYSE: NVTA) is a leading medical genetics company, whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae’s goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices.

Source: Invitae Corporation

Contact:

Laura D’Angelo

ir@invitae.com

(628) 213-3369